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                                                                   Exhibit 10.18



                              SEPARATION AGREEMENT
                 (Sierre Manufacturing and Production Facility)

         This Separation Agreement (the "Agreement") is made and entered into as of the 30th day of November, 2004, by and between ALCAN ALUMINIUM VALAIS SA, a corporation (Aktiengesellschaft) organized under the laws of Switzerland, having its registered office in 3960 Sierre, and registered with the commercial register Zentralwallis of the Canton of Valais under number CH-626.3.000.048-9 ("AAV"), and NOVELIS VALAIS SA, a corporation (Aktiengesellschaft) organized under the laws of Switzerland, having its registered office at Route des Laminoirs 15, in 3960 Sierre, and registered with the commercial register Zentralwallis of the Canton of Valais under number CH-626.3.009.511-7 ("Novelis").

                                  INTRODUCTION

         A. On May 18, 2004, Alcan Inc. ("Alcan") announced its intention to complete a spin-off of substantially all of the rolled products businesses that Alcan held at the time of its acquisition of Pechiney.

         B. Alcan, through its wholly-owned subsidiary, Alcan Holdings Switzerland AG, owns 100% of the issued and outstanding capital stock of AAV.

         C. AAV owns and operates, among other things, a manufacturing and production facility in Sierre, Switzerland (the "Sierre Facility").

         D. The Sierre Facility, of which the North Building is part and which includes among other things, the Sierre Cold Mill and the Sierre Hot Mill, engages in both the Aluminium Rolled Plate Products Business and the Aluminium Flat Rolled Products Business. The Aluminium Flat Rolled Products Business depends in substantial part on the Sierre Cold Mill. Both the Aluminium Rolled Plate Products Business and Aluminium Flat Rolled Products Business depend upon the Sierre Hot Mill.

         E. AAV and Novelis desire to effect a separation of the Aluminium Flat Rolled Products Business and the Aluminium Rolled Plate Products Business at the Sierre Facility by, among other things, (i) transferring to Novelis certain of the assets and certain of the liabilities of the Aluminium Flat Rolled Products Business, (ii) leasing to Novelis the North Building and the North Building Machinery, (iii) sharing and providing to each other certain services that are necessary for the operation of both the Aluminium Flat Rolled Products Business and the Aluminium Rolled Plate Products Business at the Sierre Facility, (iv) providing aluminium rolling slabs to Novelis, and (v) furnishing tolling services to AAV, all in accordance with the terms of this Agreement and the Ancillary Agreements.

         NOW, THEREFORE, in consideration of the foregoing and, with respect to the Demerger, subject to the approval by the shareholders' meetings of AAV and Novelis, AAV and Novelis agree as follows:


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ARTICLE I: SCOPE AND INTERPRETATION OF AGREEMENT

         1.01 Ancillary Agreements. This Agreement, together with the Ancillary Agreements and the Schedules, Exhibits and Annexes attached hereto and thereto, shall at all times be read and interpreted as though they constitute a single, integrated document.

         1.02 Interpretation. The Master Separation Agreement, the Swiss Separation Agreement, this Agreement, and the Ancillary Agreements are intended to complement each other and therefore, when possible, should be interpreted and construed in such a manner as to give effect to the terms of each of them. Nevertheless, in the event there is (a) any conflict between the terms of the Master Separation Agreement and/or the Swiss Separation Agreement on the one hand and this Agreement and/or the Ancillary Agreements on the other hand, the terms and provisions of this Agreement and/or the Ancillary Agreements shall govern and control, (b) any conflict between this Agreement and the terms and provisions of any of the Ancillary Agreements (other than the Demerger Agreement), the terms and provisions of this Agreement shall govern and control, and (c) any conflict between this Agreement and the Demerger Agreement, the terms and provisions of this Agreement shall govern and control with respect to the relationship of the parties hereto, whereas the Demerger Agreement shall govern and control in relation to third parties.

         1.03 Survival. This Agreement and the various covenants and obligations of the parties hereunder, unless otherwise provided herein, shall survive the term and termination of each of the Ancillary Agreements.

ARTICLE II:   DEFINITIONS

         2.01 Certain Definitions. In addition to the capitalized terms that appear elsewhere in this Agreement, the following terms, whenever used in this Agreement, have the following meanings:

         "Access and Easement Agreement" means the reciprocal access and easement agreement in the form attached hereto as EXHIBIT A.

         "Accounts Receivable" means all accounts receivable and other claims for money due arising out of the sale of Aluminium Flat Rolled Products invoiced on or before the Demerger Effective Date and recorded in and reflected by the audited interim balance sheet established as per the Demerger Effective Date.

         "Agreement" means this agreement and all its Schedules and Exhibits.

         "Aluminium Flat Rolled Products" means those products produced at any time before or after the Effective Date by the Aluminium Flat Rolled Products Business.

         "Aluminium Flat Rolled Products Business" means and includes the business of manufacturing, producing, selling, and distributing aluminium flat rolled products at the Sierre Facility as such business was conducted at the Sierre Facility at any time during the 12-month period immediately prior to the Effective Date and specifically excludes the Aluminium Rolled Plate Products Business.


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         "Aluminium Flat Rolled Products Business Assets" means all properties, rights and assets of every nature, kind and description, tangible and intangible (including goodwill), used or held for use solely and exclusively in connection with, or derived solely and exclusively from, the Aluminium Flat Rolled Products Business including (i) Inventories, (ii) Accounts Receivable, (iii) rights under all Transferred Contracts, including any right to assert claims or take other rightful actions in respect of breaches, defaults and other violations of such Transferred Contracts and otherwise, (iv) credits, prepaid expenses, deferred charges, advance payments, security deposits, refunds and prepaid items, (v) all books, records, manuals and other materials relating solely and exclusively to the Aluminium Flat Rolled Products Business and/or the Aluminium Flat Rolled Products Business Assets, (vi) to the extent assignable or transferable, Permits and all applications therefore relating solely and exclusively to the Aluminium Flat Rolled Products Business and/or the Aluminium Flat Rolled Products Business Assets, and (vii) claims, defenses, causes of action, rights of recovery and rights of offset solely and exclusively arising out of or relating to the Aluminium Flat Rolled Products Business and/or the Aluminium Flat Rolled Products Business Assets, including without limitation those assets listed and specifically described and identified in the inventory attached to the Demerger Agreement as ANNEX B.

         "Aluminium Rolled Plate Products" means those products produced at any time before or after the Effective Date by the Aluminium Rolled Plate Products Business.

         "Aluminium Rolled Plate Products Business" means and includes the business of manufacturing, producing, selling, and distributing aluminium rolled plate, cast plate, and extrusions at the Sierre Facility as such business was conducted at the Sierre Facility at any time during the 12-month period immediately prior to the Effective Date and specifically excludes the Aluminium Flat Rolled Products Business.

         "Ancillary Agreements" means all agreements and instruments executed and delivered in accordance with or in connection with the consummation of the transactions contemplated by the provisions of this Agreement, including without limitation the Equipment Lease Agreement, the Real Estate Lease Agreement, the Supply Agreement, the Demerger Agreement, the Services Agreement, the Tolling Agreement, and the Access and Easement Agreement.

         "Cleanup Proceeding" means all actions necessary to comply with Environmental Laws to (i) clean up, remove, treat, and/or remediate Hazardous Substances in the indoor and/or outdoor environment, (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor and/or outdoor environment,
(iii) perform studies, investigations, and ongoing monitoring, maintenance, and care, and/or (iv) respond to any request of a Governmental Authority for information or documents under Environmental Laws.

         "CO" means the Swiss Code of Obligations.

         "Confidential Information" means, collectively, all documents, data, and information, however conveyed or acquired (verbally, in writing, or through visual inspections) and in whatever form (written, electronic, magnetic, or otherwise), whether or not explicitly designated as being confidential, including without limitation (a) information relating to customers, suppliers, employees, manufacturing data, information, processes and specifications, sales, marketing and distribution methods, plans, and strategies, finances


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and financial books and records, products and components, product ideas, product development, and product samples and prototypes, and Proprietary Information, and (b) notes, summaries, analyses, compilations, or other writings or materials developed or created, directly or indirectly, in whole or in part, from any of the foregoing. Without limiting the generality of the foregoing, Confidential Information means and includes any of the foregoing acquired by a Receiving
Party or its Representatives (including its designated members of the Relationship Committee) in the course of performing its rights and obligations under any one or more of the Ancillary Agreements, including (for illustration purposes only (i) the new alloy development activities contemplated by Section
4.06 of the Supply Agreement, (ii) the provision of services to the other under the Services Agreement, and (iii) access to and review of books and records regarding operations for the purpose of verifying the purchase price and the tolling fees under the Supply Agreement and the Tolling Agreement. Confidential Information does not mean, and shall not be deemed to include any information that (a) is already in the actual possession, custody, and control of the Receiving Party as of the date hereof and was not acquired directly from the Disclosing Party, or (b) at the time of disclosure or thereafter becomes rightfully available to the Receiving Party from a third party without secrecy restriction and who has obtained the Confidential Information through no fault of or assistance by the Receiving Party, or (c) at the time of disclosure is generally available to the public (through no action of the Receiving Party), as evidenced by generally available documents or publications.

         "Contracts" means all contracts, subcontracts, agreements, commitments, options, notes, instruments, bonds, mortgages, indentures, deeds of trust, guarantees, franchises, licenses, sublicenses, arrangements, undertakings and understandings of every kind, written or oral, to which the Aluminium Flat Rolled Products Business is a party, by which it is bound, or to which the Aluminium Flat Rolled Products Business Assets are subject.

         "Demerger" has the meaning ascribed to it in SECTION 3.01(a).

         "Demerger Agreement" means the demerger agreement (Spaltungsvertrag) including the Annexes (Anhange) thereto in the form attached hereto as EXHIBIT D.

         "Demerger Effective Date" has the meaning ascribed to it in SECTION 3.01(c).

         "Disclosing Party" means the party (including its Representatives) disclosing Confidential Information to the Receiving Party (including its Representatives).

         "Effective Date" means for this Agreement as well as any Ancillary Agreement referred to herein, other than the Demerger Agreement, December 31, 2004 at 23.59 h.

         "EHS Liabilities" means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational health and safety and regulation of any chemical substance or product, (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Health and Safety Law, (c) financial responsibility under any Environmental Law or Occupational Health and Safety Law for or in connection with any Cleanup Proceeding, or (d) any other compli-


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ance, corrective or remedial measure required under any Environmental Law or
Occupational Health and Safety Law. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

         "Employee Liabilities" means Liabilities to the Transferring Employees arising from (a) the failure to comply with any Law relating to their employment at any time before, on, or after the Effective Date, (b) obligations and commitments arising under any benefit plan at any time before, on, or after the Effective Date, (c) obligations as of the Effective Date for unpaid wages, commissions and bonuses and unused vacation and sick leave (which either by their terms were not required to be paid or used, or consistent with the customary and ordinary practices would not normally be paid, on or before the Effective Date), and (d) severance compensation or similar obligations resulting from the termination of any Transferring Employee's employment with AAV or the termination of any of the benefit plans and/or the employee's rights thereunder.

         "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, hypotheque, right of way, easement, encroachment, servitude, title defect of any nature whatsoever, prior claim, assignment for security purposes, deposit arrangement, encumbrance, preference, priority, right of first option, right of first refusal or similar restriction, or restriction of any kind, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" means the natural environment and includes soil, land surface or subsurface strata even if submerged in water or covered by a structure, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), all layers of the atmosphere, all organic or inorganic matters, all living organisms, including plant and animal life and any other environmental medium or natural resource and the interacting natural systems.

         "Environmental Law" means any Law that requires or relates to (i) the protection of the Environment or public health or safety, and includes Environmental Law relating to the deposit, Release, loss, storage, generation, use, handling, manufacturing, processing, transportation, treatment, destruction or disposal of Hazardous Substances, (ii) advising Governmental Authorities, employees, the public, or any other Person of intended or actual Releases of pollutants or contaminants or Hazardous Substances, violations of discharges limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (iii) preventing or reducing to acceptable levels the Release of Hazardous Substances into the Environment, (iv) reducing the quantities or minimizing the hazardous characteristics of wastes that are generated or preventing their Release, (v) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or to the Environment when used or disposed of, (vi) protecting resources, species or ecological amenities, (vii) reducing to acceptable levels the risks inherent in the transportation of Hazardous Substances or other potentially harmful substances, (viii) cleaning up Hazardous Substances that have been Released, preventing the threat of Release, or paying the costs of such Cleanup Proceeding or prevention, (ix) or making responsible parties pay private parties, or groups of them, for damages


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done to their health or to the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Equipment Lease Agreement" means the lease agreement (pertaining to the leasing and use of the North Building Machinery by Novelis) in the form attached hereto as EXHIBIT B.

         "Excluded Assets" means, subject to all assets specifically identified in the inventory attached to the Demerger Agreement as ANNEX B, (i) all cash and cash equivalents, (ii) the North Building, (iii) the North Building Real Property, (iv) the North Building Machinery, (v) properties, rights and assets of every nature, kind and description, tangible and intangible (including goodwill), used or held for use solely and exclusively in connection with, or derived from, Aluminium Rolled Plate Products Business, (vi) all Intellectual Property (any Intellectual Property to be transferred to Novelis will be the subject of a separate master Intellectual Property Agreement), (vii) the property and assets not specifically identified as Aluminium Flat Rolled Products Business Assets, and (viii) all property and casualty and other insurance policies and all prepaid premiums with respect thereto relating to the foregoing property.

         "Force Majeure" means any unforeseen condition, event, or circumstance that is beyond the control of a party that results in the delay, interruption, and/or prevention of the performance, in whole or in part, by that party of its obligations hereunder, including without limitation war, insurrection, riot, rebellion, uprising, civil disturbance, invasion, breach of peace, epidemic, embargo, flooding, fire, explosion, lightning, earthquake, storm, sabotage, labor dispute, strike, picketing, lock-out, or action or order by any Governmental Authority.

         "Governmental Authority" means any (i) nation, province, state, region, urban community, county, city, town, borough, village, district or other jurisdiction, (ii) federal, provincial, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature, domestic or foreign, (including any department, panel, agency, branch, department, board, bureau, commission, instrumentality, court, tribunal, authority, or other entity exercising governmental or quasi-governmental powers), (iv) multinational organization or body, (v) body, domestic or foreign, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (vi) official, domestic or foreign, of any of the foregoing however denominated by Law.

         "Hazardous Substance" means anything including any substance, material, waste or gas which is or will foreseeably be regulated by any Governmental Authority, including anything that may impair the quality of any waters, or causes or is likely to cause an adverse effect to the land, soil or air for any use which can be made of it and as to which liabilities or standards of conduct are imposed pursuant to any Environmental Law, including anything which is defined, listed, designated or classified as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "contaminant", "toxic waste", "toxic substance", "residual substance", "source of contamination", "pollutant" or which is deemed to be "hazardous", "toxic", "deleterious", "caustic" or "dangerous" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.


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         "Indemnitee" means any Person or Persons who is or may be entitled to seek indemnification pursuant to the provisions of ARTICLE VI hereof.

         "Indemnitor" means any Person or Persons who is or may be obligated to provide indemnification pursuant to the provisions of ARTICLE VI hereof.

         "Intellectual Property" means all intellectual property owned or licensed (as licensor or licensee) by a Person in which a Person has a proprietary interest, including without limitation (i) names, all assumed fictional business names, trade names, registered and unregistered trademarks, logos, service marks and applications to register the same, (ii) all patents, patent applications and inventions and discoveries that may be patentable, (iii) all industrial designs, design patents and applications to register the same,
(iv) all registered and unregistered copyrights in both published works and unpublished works, including software, source code and object code, and all registrations and applications to register the same, (v) all rights in mask works, (vi) all Proprietary Information, (vii) all rights in Internet web sites and Internet domain names, and (viii) the right to use any of the foregoing.

         "Inventories" means all - including all finished - goods (whether or not held at the North Building or on the North Building Real Estate or in transit thereto to or therefrom), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Aluminium Flat Rolled Products Business in the production of finished goods.

         "Laws" (and singly, a "Law") means any domestic or foreign constitutional provision, statute, code, subordinate legislation or treaty and any applicable guideline, directive, rule, ordinance, standard, requirement, policy, order, judgment, decision, notice plan, consent, writ, directive, injunction, award or decree of a Governmental Authority having the force of law.

         "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute, fixed or contingent, whenever arising, whether or not accrued, disputed, liquidated, secured, vested, determinable, joint or several, due or to become due, executory, determined, determinable or otherwise, disclosed or non-disclosed, and whether or not the same is required to be accrued, reflected or otherwise disclosed on the financial statements of such Person, including without limitation any Specified Financial Liability, EHS Liability and Tax Liability.

         "MA" means the Swiss Federal Act on Mergers, Demergers, Transformations and Transfers of Assets and Liabilities (the Merger Act), which entered into effect on July 1, 2004.

         "Master Separation Agreement" means that certain Separation Agreement between Alcan Inc., Canada, and Novelis Inc., Canada, pertaining to the Separation.

         "North Building" means the building, including all building systems, additions, and improvements now or hereafter situated or located therein or thereon, that is described and denoted in the Real Estate Lease Agreement.


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         "North Building Machinery" means all machinery and equipment (including without limitation the Sierre Cold Mill and the Sierre Hot Mill), and fixtures, together with all improvements, accessions, and additions, now or hereafter situated or located in or on the North Building, as more particularly described in the Equipment Lease Agreement.

         "North Building Real Property" means collectively the real estate, building, and all improvements therein or thereon that is described and denoted in the Real Estate Lease Agreement.

         "Novelis Sierre Facility" means, collectively, the North Building, the North Building Real Property, and the North Building Machinery.

         "Occupational Health and Safety Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Operational Budget" means the annual budget established by the Relationship Committee for the operation of the Sierre Hot Mill.

         "Ordinary Course of Business" means any action taken by a Person that
(i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         "Permits" means licenses, permits, registrations, identification numbers, certificates, orders, approvals, qualifications, variances, waivers, grants, franchises, fillings, reports, returns, notices, and authorizations issued or required by any Person.

         "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, trust, union, association, or Governmental Authority.

         "Proprietary Information" means engineering, research and development activities and data, trade secrets, technical charts and data, studies, data, analyses, and compilations, designs, prints, renderings, sketches, photographs, drawings, reports, formulae, test methods, processes, conditions, studies, findings, inventions, and ideas plans, techniques, specifications, trade secrets, and know-how.

         "Real Estate Lease Agreement" means the lease agreement (pertaining to the leasing and use of the North Building by Novelis) in the form attached hereto as EXHIBIT C.

         "Receiving Party" means the party (including its Representatives) receiving Confidential Information from the Disclosing Party (including its Representatives).


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         "Relationship Committee" has the meaning ascribed to it in SECTION 5.08 below.

         "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration on, or into, the Environment or into, or out of, any property.

         "Representatives" means any Person acting for or on behalf of another, including without limitation officers, directors, shareholders, affiliates, agents, employees, consultants, and independent contractors.

         "Separation" means the transfer by Alcan Inc. to Novelis Inc., pursuant to a plan of arrangement under the Canada Business Corporations Act, of substantially all of the aluminum rolled products businesses operated by Alcan prior to December 2003 together with certain other assets, the whole as further described in various agreements between Alcan Inc. and Novelis Inc. giving effect to this transfer.

         "Services Agreement" means the shared services agreement in the form attached hereto as EXHIBIT E.

         "Sierre Cold Mill" means the cold mill, including the process line and finishing equipment, located in the North Building.

         "Sierre Hot Mill" means the hot mill, including pre-heat equipment, located in the North Building.

         "Sierre Facility" has the meaning ascribed to it in PARAGRAPH C of the Introduction above.

         "Sierre Service Center" means the organization of AAV located at the Sierre Facility that provides services to AAV and Novelis pursuant to the Services Agreement.

         "Specified Financial Liabilities" means, in respect of any Person, all Liabilities of a financial nature with any Person including without limitation foreign exchange contracts, letters of credit, guarantees of third-party loans, surety bonds, performance bonds, interest support agreements on third party loans, swaps or other derivatives contracts, recourse arrangements on the sale of receivables or notes, and indemnities.

         "Steg Casthouse" means the aluminium casthouse owned and operated by Alcan and located at Alcan's facility in Steg, Switzerland.

         "Supply Agreement" means the metal supply agreement in the form attached hereto as EXHIBIT F.

         "Swiss Separation Agreement" means that certain separation agreement, dated as of December 13, 2004, between Alcan Holdings Switzerland Ltd., Zurich, Switzerland, and Arcustarget Inc., Toronto, Canada.

         "Tax" means any income, profit, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital, capital stock,


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franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, goods and service, transfer, value added, alternative, add-on, minimum and other fax, fee, assessment, levy, tariff, charge, contribution to any governmental plan, or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract.

         "Tax Liability" means any and all Taxes imposed on or incurred by the Aluminium Flat Rolled Products Business for any taxable period or portions thereof ending on, before, or after the Effective Date, including Transfer Taxes.

         "Tax Return" means, with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the Law in respect of such Tax, any claims for refund of Taxes paid, and any amendment or supplements to any of the foregoing.

         "Third-Party Claims" means any and all (i) rights, claims or actions asserted against an Indemnitee by a third party, or (ii) liabilities of, or amounts payable by, an Indemnitee to a third party, or (iii) other Liabilities incurred by an Indemnitee in respect of any of the claims, actions or rights referred to in the foregoing clauses (i) or (ii); provided, that (in the same manner as with respect to Liabilities) all amounts to which an Indemnitee is entitled hereunder by reason of Third-Party Claims shall include any additional amount reasonably necessary to indemnify the Indemnitee against any liability for Taxes which the Indemnitee will incur as a result of the indemnity payment itself.

         "Tolling Agreement" means the tolling agreement in the form attached hereto as EXHIBIT G.

         "Transfer Tax" means all Taxes, other than Taxes measured by net income, incurred or imposed by reason of the Demerger (or a capital increase effected in connection with the Demerger) or subsequent possession or use of the Aluminium Flat Rolled Products Assets, regardless upon whom such Taxes are levied or imposed by law.

         "Transferred Contracts" means those contracts listed and identified in the inventory attached to the Demerger Agreement as ANNEX B.

         "Transferred Liabilities" means all Liabilities, whether arising out of contract, in tort or otherwise, including without limitation EHS Liabilities, Employee Liabilities, Tax Liabilities, Specified Financial Liabilities, accounts payable, accrued expenses, other current liabilities and all liabilities and obligations under the Transferred Contracts, relating to, arising out of, or resulting from and allocable to (a) the manufacturing and production activities conducted at the Sierre Facility for or on behalf of the Aluminium Flat Rolled Products Business or (b) the manufacturing and production of Aluminum Rolled Plate Products at the Sierre Facility at any time prior to, on, or after the Effective Date (including any Liability relating to, arising out of, or resulting from any act or failure to act by any Person), including without limitation those Liabilities listed and specifically described and identified in the inventory attached to the Demerger Agreement as ANNEX B.

         "Transferring Employees" means the employees listed in the List of Transferring Employees attached to the Demerger Agreement as ANNEX C.


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         "US GAAP" means generally accepted accounting principles in the United
States.

         2.02 Other Definitions. Unless specifically defined in SECTION 2.01 above or elsewhere in this Agreement, all capitalized terms in this Agreement have the meanings ascribed to them in the Master Separation Agreement.

ARTICLE III: SEPARATION OF THE ALUMINIUM FLAT ROLLED PRODUCTS BUSINESS FROM THE ALUMINIUM ROLLED PLATE PRODUCTS BUSINESS

         3.01  Demerger.

         (a) Subject to and upon the terms and conditions set forth in a separate Demerger Agreement and the Annexes thereto, attached hereto as EXHIBIT D, AAV shall transfer to Novelis, and Novelis shall take over and assume from AAV, by way of a spin-off (Abspaltung) in accordance with the provisions of the MA, all right, title and interest in and to the Aluminium Flat Rolled Products Business Assets as well as the Transferred Liabilities (the "Demerger").

         (b) The Demerger Agreement, including the Annexes thereto, shall be in German language and shall prevail over any translation.

         (c) The Demerger shall be undertaken with effect retroactive as to September 30, 2004 (the "Demerger Effective Date") and shall be consummated with the registration in the competent commercial register prior to or on the Effective Date. In the event registration (Tagebucheintrag) has not occurred, for whatever reason, by the Effective Date, the parties shall behave in all relevant aspects, including remuneration of employees, and shall perform all rights and obligations provided by this Agreement as well as the Ancillary Agreements, as if registration had timely occurred and shall use their reasonable best efforts to obtain registration as soon as practicable after the Effective Date. The parties shall enter into all necessary agreements and shall execute all necessary instruments to give effect to this undertaking.

         (d) Each party shall inform and, if necessary, consult its employees, if any, in accordance with the terms of art. 50 and 28 MA and art. 333a CO in due time prior to the approval of the Demerger by its shareholders' meeting. The board of directors of each party shall inform the shareholders' meeting of the results of such information and consultation, as applicable, prior to the approval of the Demerger by the shareholders' meeting.

         (e) Each party shall secure the claims of its creditors in due time prior to the approval of the Demerger by its shareholders' meeting in accordance with the terms of arts. 45, 46 and 49 para. 2 MA.

         (f) The parties intend to transfer all Aluminium Flat Rolled Products Business Assets and all Transferred Liabilities by way of the Demerger set out and described in SECTION 3.01(a). However, if any of the Aluminium Flat Rolled Products Business Assets and/or the Transferred Liabilities are not transferred by way of the Demerger (by operation of law (Universalsukzession)), because such Aluminium Flat Rolled Products Business Assets and/or such Transferred Liabilities are not listed or not described specifi-cally enough in the inventory attached to the Demerger Agreement as ANNEX B, AAV shall, after the entry of the Demerger in the commercial register, transfer such Aluminium Flat Rolled Products Business Assets and/or such Transferred Liabilities to Novelis at book value separately by individual transfer (Singularsukzession), and Novelis shall take over and assume from AAV such Aluminium Flat Rolled Products Business Assets and/or such Transferred Liabilities accordingly.

         3.02 Real Estate Lease. Subject to and upon the terms and conditions set forth in a separate Real Estate Lease Agreement and the Annexes thereto, attached hereto as EXHIBIT C, AAV shall let to Novelis, and Novelis shall lease from AAV, the North Building, from which Novelis will conduct the Aluminium Flat Rolled Products Business.

         3.03 Equipment Lease. Subject to and upon the terms and conditions set forth in a separate Equipment Lease Agreement and the Annexes thereto, attached hereto as EXHIBIT B, AAV shall let to Novelis, and Novelis shall lease from AAV, the North Building Machinery.

         3.04 Access and Easement. Subject to and upon the terms and conditions set forth in a separate Access and Easement Agreement and the Annexes thereto, attached hereto as EXHIBIT A, AAV and Novelis shall grant to each other non-exclusive easement and access rights.

         3.05 Tolling. Subject to and upon the terms and conditions set forth in a separate Tolling Agreement and the Annexes thereto, attached hereto as EXHIBIT G, AAV shall have certain tolling rights regarding aluminium plate as more specifically described therein.

         3.06 Metal Supply. Subject to and upon the terms and conditions set forth in a separate Supply Agreement and the Annexes thereto, attached hereto as EXHIBIT F, AAV shall supply to Novelis, and Novelis shall purchase from AAV, aluminium rolling slabs as more specifically described therein.

         3.07 Shared Services. Subject to and upon the terms and conditions set forth in a separate Services Agreement and the Annexes thereto, attached hereto as EXHIBIT E, AAV and Novelis shall provide to each other various services as more specifically described therein.

         3.08  Accounts Receivable and Remittance of Payments Received.

         (a) In the event AAV receives payment on an Account Receivable or on another account that is owned or held by Novelis, AAV shall remit such payment to Novelis in accordance with SECTION 3.08(c) below. From and after receipt of any payment on an Account Receivable or on another account that is owned or held by Novelis and until remittance thereof to Novelis, AAV shall hold such payment in trust for the sole and exclusive benefit of Novelis and shall not take any action that is inconsistent with either its obligations as a trustee or the ownership rights of Novelis in and to such payment. In the event AAV receives a payment from any Person that is simultaneously an account debtor of both AAV and Novelis and the Person has not designated (or it is not otherwise apparent) that such payment is to be used in satisfaction of a particular invoice or balance due, AAV agrees that any such payment shall be applied to outstanding accounts in chronological order (regardless of ownership).

         (b) In the event Novelis receives payment on an account that is owned or held by AAV, Novelis shall remit such payment to AAV in accordance with
SECTION 3.08(c) below. From and after receipt of any payment on an account that is owned or held by AAV and until remittance thereof to AAV, Novelis shall hold such payment in trust for the sole and exclusive benefit of AAV and shall not take any action that is inconsistent with either its obligations as a trustee or the ownership rights of AAV in and to such payment. In the event Novelis receives a payment from any Person that is simultaneously an account debtor of both AAV and Novelis and the Person has not designated (or it is not otherwise apparent) that such payment is to be used in satisfaction of a particular invoice or balance due, Novelis agrees that any such payment shall be applied to outstanding accounts in chronological order (regardless of ownership).

         (c) Remittances of the proceeds of accounts or the Accounts Receivable, as the case may be, shall be paid as soon as possible, but in no event later than the 2nd business day following receipt thereof, and shall otherwise be paid in accordance with the provisions of SECTION 5.14 hereof.

         (d) Each of the parties shall permit the other or its duly authorized representatives, at all reasonable times to audit its collection of accounts, including the Accounts Receivable. If any such audit reveals a discrepancy between the accounts or the Accounts Receivable, as the case may be, received and those remitted, the party that previously failed to remit such amounts shall reimburse the other for all reasonable costs incurred in connection with such audit in addition to remitting the amount shown properly to be due.

ARTICLE IV:    REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Novelis. Novelis represents and warrants to AAV that:

         (a) Novelis (i) is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business and operations as currently conducted, (ii) has taken all action to qualify to do business in each jurisdiction where its activities, properties or the conduct of its operations or business require such qualification, and (iii) has fully complied with the terms and conditions of its Articles of Incorporation and Bylaws in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

         (b) Novelis has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Novelis of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Novelis. This Agreement has been, and on the Effective Date the Ancillary Agreements will be, duly executed and delivered by Novelis and this Agreement constitutes, and each Ancillary Agreement when executed and delivered by Novelis shall constitute, the legal, valid and binding obligation of Novelis enforceable in accordance with their respective terms against Novelis.

         (c) The execution and delivery by Novelis of this Agreement does not, and the execution and delivery of each of the Ancillary Agreements by Novelis will not, require Novelis to obtain any consent of any other Person. Compliance by Novelis with the terms of this Agreement and the Ancillary Agreements and consummation by Novelis of the transactions contemplated hereby or thereby shall not require Novelis to obtain any consent from any Person, save for third party consents required for the transfer of Transferred Contracts in connection with the Demerger based on respective contractual provisions or statutory provisions provided for by specific laws.

         (d) The execution and delivery of this Agreement by Novelis does not, and the execution and delivery of the Ancillary Agreements by Novelis will not, and the performance by Novelis hereunder and under the Ancillary Agreements will not, (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Novelis, (ii) violate, or conflict with, or constitute a default or give a right of termination under, or result in the creation or imposition of any Encumbrance upon its operations or business, or any of its property or assets, or (iii) violate any Law applicable to Novelis.

         (e) All of the representations and warranties of Novelis in this Agreement and in any Ancillary Agreement are true and correct in all respects on the date of this Agreement and will be true and correct in all respects on and as of the Effective Date.

         (f) Except for the express representations and warranties made in this Agreement and the Ancillary Agreements, NOVELIS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WHATSOEVER, AND HEREBY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         (g) The foregoing representations and warranties, together with all express representations and warranties in this Agreement and the Ancillary Agreements, other than those made in section 4.01 (f) above and the Demerger Agreement SHALL NOT survive the Effective Date.

         4.02 Representations and Warranties of AAV. AAV represents and warrants to Novelis that:

         (a) AAV (i) is a corporation duly organised, validly existing and in good standing under the laws of Switzerland and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business and operations as currently conducted, (ii) has taken all action to qualify to do business in each jurisdiction where its activities, properties or the conduct of its operations or business require such qualification, and (iii) has fully complied with the terms and conditions of its Articles of Incorporation and Bylaws in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

         (b) AAV has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by AAV of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorised by all necessary action of AAV. This Agreement has been, and on the Effective Date the Ancillary Agreements will be, duly executed and delivered by AAV and this Agreement constitutes, and each Ancillary Agreement when executed and delivered by AAV shall constitute, the legal, valid and binding obligation of AAV enforceable in accordance with their respective terms against AAV.

         (c) The execution and delivery by AAV of this Agreement does not, and the execution and delivery of each of the Ancillary Agreements by AAV will not, require AAV to obtain any consent of any other Person. Compliance by AAV with the terms of this Agreement and the Ancillary Agreements and consummation by AAV of the transactions contemplated hereby or thereby shall not require AAV to obtain any consent from any Person, save for third party consents required for the transfer of Transferred Contracts in connection with the Demerger based on respective contractual provisions or statutory provisions provided for by specific laws.

         (d) The execution and delivery of this Agreement by AAV does not, and the execution and delivery of the Ancillary Agreements by AAV will not, and the performance by AAV hereunder and under the Ancillary Agreements will not, (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of AAV, (ii) violate, or conflict with, or constitute a default or give a right of termination under, or result in the creation or imposition of any Encumbrance upon its operations or business, or any of its property or assets, or (iii) violate any Law applicable to AAV.

         (e) During the 12-month period immediately preceding the Effective Date, Alcan has conducted the operations in the Sierre Facility, including the Aluminium Flat Rolled Products Business, only in the ordinary course consistent with past practice and has not, with respect to the Aluminium Flat Rolled Products Business (i) made any material change in accounting policies or practices (book or tax), including any change in its cost accounting methodology or its depreciation or amortization policies, (ii) taken any action to step up the basis in, or the book value of, the Aluminium Flat Rolled Products Business Assets, (iii) taken any action inconsistent with its Ordinary Course of Business to defer the payment of any expense or to defer or accelerate the accrual of any ex-pense, or (iv) taken any action to reduce the amount and/or frequency of capital expenditures or maintenance in a manner inconsistent with its Ordinary Course of Business.

         (f) All of the representations and warranties of AAV in this Agreement and in any Ancillary Agreement are true and correct in all respects on the date of this Agreement and will be true and correct in all respects on and as of the Effective Date.

         (g) Except for the express representations and warranties made in this Agreement and the Ancillary Agreements, AAV MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WHATSOEVER, AND HEREBY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         (h) The foregoing representations and warranties, together with all express representations and warranties in this Agreement and the Ancillary Agreements, other than those made in section 4.02 (g) above and the Demerger Agreement SHALL NOT survive the Effective Date.

ARTICLE V:     COVENANTS

         5.01 Cooperation and Further Assurances. At all times each of AAV and Novelis, and their respective affiliates, shall cooperate with the other to ensure that the rights and expectations of the other under this Agreement and under each of the Ancillary Agreements are fully respected and honored. Without limiting the generality of the foregoing, after the Effective Date, each party shall, and shall cause its Affiliates to, execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement and the Ancillary Agreements.

         5.02 Right of First Opportunity. In the event (a) for any reason, including without limitation Force Majeure, there is a temporary shutdown or temporary loss of capacity at the Neuf-Brisach (France) and/or the Issoire, France facilities of AAV's Affiliate, Pechiney Rhenalu, and (b) Novelis then has excess, undedicated capacity at the Novelis Sierre Facility (the "Excess Capacity"), Novelis shall afford AAV and its Affiliates the right of first opportunity to utilize the Excess Capacity (the "Right of First Opportunity"). Provided the foregoing conditions are both satisfied, AAV may exercise the Right of First Opportunity by providing written notice and request to Novelis. Promptly, but in no event later than 3 days following receipt of such notice and request from AAV, Novelis shall advise AAV of (x) the availability, if any, of Excess Capacity, and (y) the duration for which any such Excess Capacity is available. Novelis agrees to cooperate and work with AAV in good faith to give AAV access to any Excess Capacity and arrange production scheduling to accommodate and meet the temporary requirements of AAV. Nothing herein shall be construed to obligate Novelis to cancel or delay any existing order or incur any cost, expense, or penalty to create Excess Capacity to accommodate any notice or request by AAV.

         5.03  Rights of First Refusal.

         (a) In the event, at any time and from time to time during the term of any Ancillary Agreement, Novelis proposes to sell, assign (by operation of law or otherwise), or in any manner whatsoever transfer, in one or more related transactions all or any portion of the assets of, or its interest in, the Novelis Sierre Facility to any Person that is not an Affiliate (a "Transfer"), Novelis shall first give notice of such intention to AAV (a "Notice of Transfer"). The Notice of Transfer shall specify the precise nature of the proposed Transfer, the intended transferee, the proposed selling price or other consideration, and a description of the other terms and conditions of the intended Transfer. AAV shall thereupon have an option for 60 days after the receipt by AAV of the Notice of Transfer, to effect the purchase on the same terms and conditions as those contained in the offer by the proposed purchaser. If the proposed Transfer is by other than a bona fide sale, and if the parties are unable to agree upon the price, the price shall be determined in accordance with the provisions of clause (c) below.

         (b) In the event, at any time and from time to time during the term of any Ancillary Agreement, AAV proposes to sell, assign (by operation of law or otherwise), or in any manner whatsoever transfer, in one or more related transactions all or any portion of the assets of, or its interest in, the Sierre Facility and/or the Steg Casthouse, to any Person that is not an Affiliate (a "Transfer"), AAV shall first give a Notice of Transfer to Novelis. The Notice of Transfer shall specify the precise nature of the proposed Transfer, the intended transferee, the proposed selling price or other consideration, and a description of the other terms and conditions of the intended Transfer. Novelis shall thereupon have an option for 60 days after the receipt by Novelis of the Notice of Transfer, to effect the purchase on the same terms and conditions as those contained in the offer by the proposed purchaser. If the proposed Transfer is by other than a bona fide sale, and if the parties are unable to agree upon the price, the price shall be determined in accordance with the provisions of clause
(c) below.

         (c) If the proposed Transfer is by other than a bona fide sale, and if the parties are unable to agree upon the price within 30 days after the receipt of the Notice of Transfer, the purchase price shall be the then fair market value of assets (or the equity, as the case may be) on and as of the date the option or obligation arose as determined by appraisal in the following manner. The parties shall each select an appraiser who will together in turn select a third independent competent appraiser, and the third appraiser's appraisal of such fair market value shall be conclusive. In the event either party shall fail to notify the other party of the appraiser selected by such party within 15 days of the receipt of written demand for such notification, the appraiser selected by the party making such demand shall prepare the appraisal, which shall be conclusive on both parties. In the event the two appraisers are unable to agree on a third appraiser within 10 days of the making by either party of written demand of such appraisers for the name of the third appraiser, each selected appraiser shall prepare the appraisal, and the average of such two appraisals shall be conclusive on both parties. The parties shall split the cost of all such appraisals.

         (d) In the event (i) a party provides a Notice of Transfer to the other, (ii) the recipient of the Notice of Transfer declines to exercise its option or fails to reach agreement with the other party on all of the terms of the proposed Transfer, and (iii) the party proposing the Transfer fails to consummate a Transfer to another Person on terms and conditions no more favorable than those offered to the other party within 150 days of the date of the Notice of Transfer, the rights of first refusal of the other party shall automatically (and without need for further action) come back into existence entitling such party to exercise its right of first refusal in connection with any future proposed Transfer.

         5.04  Confidentiality.

         (a) Each of the parties acknowledges that during the term of this Agreement and the Ancillary Agreements each will from time to time come into possession of Confidential Information of the other. Each Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence and shall use it solely and exclusively for, and in connection with, the performance of its specific rights and specific obligations under this Agreement and the Ancillary Agreements and no other (the "Purpose"). Under no circumstances shall a Receiving Party disclose the Confidential Information of the Disclosing Party to any Person or use it in any manner that is detrimental to the Disclosing Party. Each Receiving Party shall take steps to minimize the dissemination or copying of such Confidential Information except to the extent that it is necessary to carry out the Purpose. Without limiting the generality of the foregoing, the parties agree that (a) the Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee of the Receiving Party who does not have a need to know the Confidential Information of the Disclosing Party in order to perform the Purpose, (b) the Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee of the Receiving Party who has line management authority related to a business that competes with that of the Disclosing Party, (c) the Receiving Party shall maintain a list of its employees who need to have access to the Confidential Information of the Disclosing Party for the Purpose, and (d) the Confidential Information of the Disclosing Party, including any derivative documents prepared by the Receiving Party, shall be held in safe custody and kept confidential on terms set forth in this Agreement. Each Representative of the Receiving Party who is authorized to have or be aware of Confidential Information of the Disclosing Party, will maintain such Confidential Information in his/her possession in separate paper and electronic files.

         (b) If a Receiving Party is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, that Receiving Party shall provide the Disclosing Party with prompt notice of such request and the documents and/or information requested thereby so that the Disclosing Party may, at its option, seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of the Receiving Party's counsel, compelled to disclose all or any portion of the Confidential Information, the Receiving Party may disclose without liability hereunder that portion of the Confidential Information which the Receiving Party's counsel advises that the Receiving Party is compelled to disclose; provided, however, that the Receiving Party shall give the Disclosing Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable. The obligations of this SECTION 5.04 shall continue and survive without limitation.

         5.05  Competitive Activities.

         (a) For the period of 5 years from and after the Effective Date, Novelis and its Affiliates shall not, directly or indirectly, purchase, acquire, own, operate, or invest in any Person that develops, designs, manufactures, markets, sells or distributes anywhere in the world (i) plate, except for rolled plate of a thickness of less than 12 millimeters, or (ii) products destined or intended for use in or principally related to the aerospace industry.

         (b) For the period of 5 years from and after the Effective Date, each of Novelis and AAV agrees to refrain, directly and indirectly, from soliciting for employment or discouraging from remaining in the employ of the other, any individual who, on and as of the Effective Date, was an employee of the other.

         (c) Novelis acknowledges that the time period, territory and scope of the activities proscribed in SECTION 5.05(a) and SECTION 5.05(b) describe the reasonable limitation on the time and scope of activities necessary to protect AAV and its Affiliates in the exploitation of their respective operations and businesses, and Novelis acknowledges and agrees that monetary damages cannot compensate AAV and its Affiliates in the event of a violation of any of the foregoing covenants. Accordingly, Novelis agrees that in the event of a violation or breach of any covenant set forth in SECTION 5.05(a) and SECTION 5.05(b), AAV may institute any action or proceeding to enforce such covenant at law or in equity, including, but not limited to, injunctive relief, and AAV shall be entitled to recover all costs and attorneys' fees incurred by it in connection with any successful action or proceeding to enforce such covenant. In the event that there shall be any violation of any covenant set forth in SECTION 5.05(b), then the applicable time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event AAV is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of any such proceedings, including all appeals. In the event of a violation of SECTION 5.05(a) and
SECTION 5.05(b) by Novelis, AAV shall be free to pursue its remedies in a court of competent jurisdiction and shall not be required to pursue the dispute resolution procedure in ARTICLE IX of this Agreement.

         5.06 Use of Alcan Name. Within 60 days following the Effective Date, Novelis shall take all action necessary to cease using any commercial documentation or other materials using or bearing the name "Alcan".

         5.07 Establishment of Relationship Committee. Promptly, but in no event later than the 10th day following the execution of this Agreement, AAV and Novelis shall establish a committee (the "Relationship Committee") comprising 4 individuals, 2 nominated and appointed by Novelis or any of its Affiliates and 2 nominated and appointed by AAV or any of its Affiliates. To foster balance and the facilitation of decision-making, the parties agree that their appointees shall be individuals of similar status and position in the respective organizations. In addition to such other authority as the parties may from time to time unanimously confer upon the Relationship Committee, the Relationship Committee shall have the following duties and responsibilities (to be effected by unanimous action of the members of the Relationship Committee): (a) approval of the Operational Budget, (b) approval of the operating schedules of the Sierre Hot Mill and the Steg Casthouse and changes thereto, (c) approval of all major maintenance and work stoppages and shutdowns at the Sierre Hot Mill and the Steg Casthouse, (d) review and discussion in advance of labor negotiations, work rules, compensation, and similar issues to ensure coordination between and among separate but inter-dependent workforces at the Sierre Facility, (e) approval of the criteria, nomination, performance targets, and direct and indirect compensation, and replacements, of the senior management of the Sierre Hot Mill manufacturing unit so as to be fully consistent with the objectives of this Agreement and the Ancillary Agreements,
(f) evaluation annually of the performance of the senior management of the Sierre Hot Mill manufacturing unit, (g) approval of any changes in accounting methodologies, systems, cost allocation, and the rules and procedures regarding the operations of the Sierre Hot Mill, and (h) participation in the preparation and review of annual operational plans and budgets for the Steg Casthouse and Sierre Service Center. Alcan shall have the right, to be exercised reasonably, to (x) from time to time convene a meeting of the Sierre Relationship Committee to review data relating to the performance of the Sierre Hot Mill and to discuss reasonable opportunities to improve the operation and the operating practices of the Sierre Hot Mill to assure compliance with the terms, conditions and intentions of this Agreement and the Ancillary Agreements, and (y) through the Relationship Committee, express concerns as regards any issues relating to technical or administrative competence or incompatibility with the obligations of Novelis and Novelis shall cause its appointees on the Relationship Committee to give reasonable consideration to any such concerns.

         5.08 Reports. Each of the parties agrees to maintain (and cause to be maintained), and shall make available to the other through the Relationship Committee, all books, records, reports, data, and information required to be maintained, retained, and made available and disclosed to the other by them under any one or more of the Ancillary Agreements. All such information made available shall be subject to the obligations under SECTION 5.04 above. In addition to such statutory financial books and records as may be required to be maintained by applicable Law, all financial books and records to be maintained by the parties under this Agreement or the Ancillary Agreements shall be maintained in accordance with US GAAP and on a basis consistent with the basis on which the financial books and records of the Aluminum Flat Rolled Products Business and the Aluminum Rolled Plate Products Business were maintained prior to the Effective Date (the "US GAAP Financial Records"). The parties agree that the US GAAP Financial Records shall be those that are used in and referred to for all purposes under this Agreement and the Ancillary Agreements.

         5.09  Tax Matters.

         (a) Each of the parties shall (and shall cause their respective Affiliates to) (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Tax return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period. Without limiting the generality of the foregoing, each party shall retain, in each case until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules and other records or information with respect to all Tax periods or portions thereof ending before or including the Effective Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

         (b) Each party shall provide prompt written notice to the other of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to whole or partial periods ending on or prior to the Effective Date, provided that (i) in any event such notice shall not be given more than 10 days after such party learns of such pending or threatened Tax audit, assessment or proceeding, and (ii) any failure to provide such notice shall not affect the obligations of an Indemnitor with respect to any such claim unless (and then only to the extent that) the Indemnitor has been prejudiced by such failure. Such notice shall contain factual information (to the extent known) describing the asserted Liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters.

         (c) AAV (or its Affiliates) shall (i) prepare and file all Tax returns for, and (ii) manage and control all audits and disputes which relate to, Tax periods or portions thereof ending before or including the Effective Date. Not later than 20 days prior to the due date of any such Tax return, AAV shall provide a copy of the Tax return to Novelis for its review. AAV shall not compromise any audit issue that might affect the amount of Taxes without Novelis' prior written consent, which consent shall not be unreasonably withheld or delayed. Novelis shall be afforded a reasonable opportunity by AAV to participate in any such proceeding at Novelis' sole cost and expense.

         5.10 Community Relations. The parties agree that AAV shall control and direct public relations and communications with the local community and the local Governmental Authorities. Through the Relationship Committee, AAV shall keep Novelis informed generally of its activities and communications with the local community and the local Governmental Authorities.

         5.11 Exclusive Use of Rights. For so long as the Equipment Lease, the Real Estate Lease, the Metal Supply Agreement, or the Tolling Agreement are in effect, Novelis shall not, and shall cause its Affiliates not to, use all or any portion of the North Building Machinery, the North Building, or the North Building Real Estate, for the direct or indirect purpose or benefit of any activity, operation, or business relating to the development, manufacturing, production, sale, marketing, or distribution of Aluminium Rolled Plate Products for or on behalf of any Person other than AAV and its Affiliates or for any other purpose that is prohibited by the terms and conditions of this Agreement or any Ancillary Agreement.

         5.12  Employee Matters.

         (a) The employees whose employment relationships shall be transferred from AAV to Novelis as a result of the Demerger (the "Transferring Employees") are listed in ANNEX C of the Demerger Agreement, which is attached hereto as EXHIBIT D.

         (b) Upon entry of the Demerger in the commercial register, the employment relationships of the Transferring Employees are transferred from AAV to Novelis by operation of law, unless one or more Transferring Employee/s decline/s the transfer, in which case its/their employment terminates upon expiration of the applicable statutory notice period (all in accordance with art. 49 para. 1 MA and art. 333 CO).

         5.13 Operational Budget. The parties agree to cause the Relationship Committee to establish the Operational Budget prior to September 30 of each Contract Year for the then immediately succeeding Contract Year. In the event the Relationship Committee is unable at any time to agree timely upon the Operational Budget, the Operational Budget then in effect with respect to the operation of the Sierre Hot Mill shall continue until such time as the Relationship Committee approves a new Operational Budget.

         5.14 Payments under Ancillary Agreements. Not later than the 15th day of each calendar month, all regular and periodic payments required to be made by AAV and Novelis to the other at any time during the then immediately preceding calendar month under any of the Ancillary Agreements shall be settled and netted. AAV and Novelis shall work with each other to establish a system for settling and netting the outstanding amounts. The party that is in a net deficit position shall promptly, but in no event later than the 2nd business day thereafter, pay and deliver to the other such amount in immediately available funds.

ARTICLE VI:    RELEASE AND INDEMNITIES

         6.01 Release by Novelis. Novelis hereby forever releases and fully discharges AAV and its predecessors, together with their respective officers, directors, shareholders, employees and representatives, Affiliates, successors and assigns, from and against all Liabilities that Novelis has or will have or ever had against any one or more of them as a result of their acts or omissions in connection with the ownership, operation, maintenance, use, or occupancy of the North Building, the North Building Real Property, the North Building Machinery, and/or the conduct of the Aluminium Flat Rolled Products Business thereon or therefrom at any time on or before the Effective Date.

         6.02 Scope and Effect of Release. Novelis hereby irrevocably waives its rights under any applicable Law, legal principle, or legal doctrine that provides that a general release does not extend to Liabilities that a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party. Novelis and AAV each acknowledges and agrees that Novelis' release does not affect any rights or claims Novelis may have against AAV arising out of the breach or non-compliance with the terms of this Agreement or any of the Ancillary Agreements.

         6.03 Indemnity by Novelis. Novelis shall to the fullest extent permitted by Law, indemnify, defend and hold harmless AAV and its officers, directors, employees and representatives, Affiliates, successors and permitted assigns (each of whom may be an Indemnitee pursuant to this SECTION 6.03) from and against any and all Liabilities arising out of, resulting from, or relating to:

         (a) any breach or default on the part of Novelis in the performance of any covenant or agreement on the part of Novelis to be performed pursuant to the terms of this Agreement or any Ancillary Agreement;

         (b) the ownership, operation, maintenance, use, or occupancy of the North Building, the North Building Real Property, the North Building Machinery, and/or the conduct of the Aluminium Flat Rolled Products Business thereon at any time on or before the Effective Date and at any time during the Lease Period or any Extended Period (as defined in the Real Estate Lease Agreement), including without limitation Liabilities arising out of, relating to, or resulting from (i) any act or negligence of any Person occurring in, on, above, below, or about the North Building and/or the North Building Real Property, or (ii) any violation by any Person of any Environmental Law in, on, above, below, or about the North Building and/or the North Building Real Property, or (iii) any Release of Hazardous Substances in, on, above, below, or about the North Building and/or the North Building Real Property (x) in quantities or concentrations that require remediation under applicable Environmental Laws, and/or (y) that result in one or more Third-Party Claims; and

         (c) any Liabilities and Third-Party Claims arising or resulting from, or otherwise related to, the Transferred Liabilities.

         6.04 Indemnity by AAV. AAV shall, to the fullest extent permitted by Law, indemnify, defend, reimburse and hold harmless Novelis and its shareholders, officers, directors, employees and representatives, Affiliates, successors and assigns (each of whom may be an Indemnitee pursuant to this SECTION 6.04), from and against any and all Liabilities and Third-Party Claims directly or indirectly arising or resulting from any breach or non-fulfillment by AAV of any of its covenants, warranties, representations, or other agreements set forth in this Agreement or any Ancillary Agreement.

         6.05 Mitigation. Each Indemnitee shall take all reasonable steps to mitigate its respective Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Liabilities for which such Indemnitee may be entitled to indemnification hereunder.

         6.06 Legal Fees; Access and Co-operation. The Indemnitor shall reimburse the Indemnitee for all reasonable legal fees and other expenses reasonably incurred by the Indemnitee in successfully pursuing any claim for indemnification against the Indemnitor hereunder. The Indemnitor shall also be responsible for the payment of all reasonable legal fees and other expenses reasonably incurred by the Indemnitee or the Indemnitor in defending any Third-Party Claims, except those legal fees incurred by an Indemnitee who elects to employ separate counsel to participate in the defense of a Third Party Claim. After the Effective Date, each Indemnitee shall cooperate fully with each Indemnitor as to all claims for indemnification hereunder, shall make available to each Indemnitor as reasonably requested all information, records and documents relating to all claims and shall preserve all such information, records and documents until the termination of any claim or the period during which any claim may be made. Further, each Indemnitee shall also make available to each Indemnitor, as reasonably requested, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any claim.

ARTICLE VII:   CONDITIONS PRECEDENT

         7.01  Conditions of AAV.

         (a) The obligation of AAV to consummate the transactions (other than the Demerger) contemplated hereby shall be subject to the satisfaction, on or prior to the Effective Date, of the following conditions, any of which may be waived by AAV at its option:

                  (i) Each of the representations and warranties made by Novelis in this Agreement and the Ancillary Agreements shall be true, correct and complete on and as of the Effective Date.

                  (ii) Novelis shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement and the Ancillary Agreements which are to be performed or complied with by Novelis or its Affiliates on or before the Effective Date.

                  (iii) Those transactions contemplated by the Master Separation Agreement capable of being performed on or before the Effective Date shall have been effected.

                  (iv) Novelis shall have executed and delivered each of the Ancillary Agreements.

                  (v)   The Demerger shall have been consummated.

                  (vi) The sole shareholder and the board of directors of AAV shall have approved the transactions contemplated by this Agreement and the Ancillary Agreements and shall have taken all other action required by applicable Law.

         (b) The obligation of AAV to consummate the Demerger contemplated hereby shall be subject to the satisfaction of the following conditions:

                  (i) The Demerger as well as the respective capital decrease shall have been approved by the shareholders' meeting of AAV.

                  (ii) The Demerger as well as the respective capital increase shall have been approved by the shareholders' meeting of Novelis.

         7.02  Conditions of Novelis.

         (a) The obligation of Novelis to consummate the transactions (other than the Demerger) contemplated hereby shall be subject to the satisfaction, on or prior to the Effective Date, of the following conditions, any of which may be waived by Novelis at its option:

                  (i) Each of the representations and warranties made by AAV in this Agreement and the Ancillary Agreements shall be true, correct and complete in all respects on and as of the Effective Date.

                  (ii) AAV shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement and the Ancillary Agreements which are to be performed or complied with by AAV on or before the Effective Date.

                  (iii) The transactions contemplated by the Master Separation Agreement shall have been effected.

                  (iv) AAV shall have executed and delivered each of the Ancillary Agreements.

                  (v)   The Demerger shall have been consummated.

         (b) The obligation of Novelis to consummate the Demerger contemplated hereby shall be subject to the satisfaction of the following conditions:

                  (i) The Demerger as well the respective capital increase shall have been approved by the shareholders' meeting of Novelis.

                  (ii) The Demerger as well as the respective capital decrease shall have been approved by the shareholders' meeting of AAV.

         7.03 Ancillary Agreements. In no event shall any Ancillary Agreement be effective unless and until (a) the Master Separation Agreement is executed and delivered, (b) this Agreement is executed and delivered, (c) each and every Ancillary Agreement is executed and delivered, and (d) each of the other conditions set forth in SECTION 7.01 and SECTION 7.02 have been fully satisfied or waived by the party entitled to waive it.

ARTICLE VIII:  TERMINATION

         This Agreement and all Ancillary Agreements may be terminated or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of AAV without the approval of Novelis, provided, however, that if and once the filing with the commercial register has been made, the transactions under the Demerger cannot be made undone. In the event of such termination, neither party shall have any liability of any kind to the other or any other Person. After the Effective Date, (a) this Agreement may not be terminated except by an agreement in writing signed by the parties, and (b) the Ancillary Agreements may be terminated only in accordance with their respective terms.

ARTICLE IX:    DISPUTE RESOLUTION

         9.01 In General. The procedures for discussion, negotiation and mediation set forth in this ARTICLE IX shall apply to all disputes, controversies, or claims (whether arising in contract, tort or otherwise) that may arise out of, or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto.

         9.02  Escalation; Mediation; Arbitration.

         (a) It is the intent of the parties to use their respective reasonable best efforts and to act in good faith to resolve expeditiously on a mutually acceptable negotiated basis, any dispute, question, controversy or claim between them with respect to the matters covered hereby that may arise from time to time. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Legal Officer of the ultimate corporate parent of each party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the Parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

         (b) If the parties are not able to resolve the dispute, question, controversy or claim through the escalation process referred to above within 30 days after the date of the relevant Escalation Notice, the matter shall be referred to a mediator for informal, non-binding mediation consisting of one or more conferences between the parties in which a mediator will seek to guide the parties to a resolution of the dispute, question, controversy or claim. The parties shall select a mutually acceptable neutral mediator. In the event the parties cannot agree on a mediator, the then Chairman of the Zurich Chamber of Commerce will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the dispute, question, controversy or claim is resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) 60 days have elapsed since the dispute, question, controversy or claim was first scheduled for mediation.

         (c) Should any dispute, question, controversy or claim remain after the completion of the mediation process described above, the parties agree to submit the remaining dispute, question, controversy or claim to final and binding arbitration administered by three arbitrators in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the "Rules"). Neither the parties (including their auditors and insurers), their respective counsel and any person necessary to the conduct of the arbitration, nor the arbitrators shall disclose the existence, content (including submissions and any evidence or documents presented or exchanged), or results of any arbitration hereunder without the prior written consent of the parties, except as required by Law. The arbitration procedure shall be instituted by the sending of a written notice to that effect by one party to the other party. Any arbitration to be conducted under this ARTICLE IX shall be conducted by a panel of three arbitrators to be appointed as follows: one arbitrator shall be appointed by AAV, one arbitrator shall be appointed by Novelis, and the third arbitrator shall be appointed by the other two arbitrators. In the event the arbitrator selected by AAV and the arbitrator selected by Novelis fail to agree upon the choice of the third arbitrator, either party may apply to the International Chamber of Commerce in Paris, France to appoint such arbitrator in accordance with the Rules. Should any arbitrator for any reason refuse or be unable to continue his functions as arbitrator, then a replacement shall either be agreed upon by the remaining arbitrators within one week of either party becoming aware of the arbitrator's inability or refusal to continue or, in default of such agreement, by the International Chamber of Commerce in Paris, France on application of any interested party. The arbitrators are without jurisdic-tion to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrators shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys' fees to the prevailing party. Judgement upon the award may be entered in any court having jurisdiction thereof.

         (d) The Parties hereto understand and agree that by entering into this Agreement they are waiving their right to a jury or court trial.

         (e) Each party shall bear its own costs of mediation or arbitration, but both parties will share the costs of the mediator or arbitrators equally.

         (f) Unless otherwise agreed by the parties, the place of arbitration shall be Zurich, Switzerland, and any hearing in the course of the arbitration shall take place in Zurich, Switzerland. The arbitrators may hold hearings at a location other than at the place of the arbitration if the parties agree or if the arbitrators determine that it is reasonably necessary for the conduct of the arbitration.

         (g)   The proceedings shall be conducted in English.


ARTICLE X:     GENERAL PROVISIONS

         10.01 Entire Agreement; Amendments. This Agreement, the Ancillary Agreements, and the Schedules, Exhibits and Annexes attached hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications of the parties dealing with such subject matter, whether oral or written. No other promise, agreement, understanding, or representation will be binding unless made in writing and signed by the parties hereto. This Agreement and the Ancillary Agreements may not be changed or modified orally, but may be changed or modified only in a written agreement executed by an authorized representative of each of Novelis and AAV.

         10.02 Assignment. This Agreement and the Ancillary Agreements, and the rights and obligations hereunder and thereunder, may be assigned and delegated by either party subject to (a) the right of the non-assigning party to require reasonably satisfactory evidence (assessed from a reasonable commercial perspective) as to the assignee's credit-worthiness, commercial, technical, and operating capabilities, its ability to perform under the Ancillary Agreements, and its reputation for business ethics, and (b) the assignee's direct and express written assumption of this Agreement and each and every Ancillary Agreement, and the liabilities and obligations hereunder and thereunder, all in form and substance satisfactory to the non-assigning party.

         10.03 Force Majeure. If either party is affected by a Force Majeure, it shall promptly give notice thereof to the other and shall indicate in such notice, as accurately as possible, the effect of such Force Majeure on its capacity to perform its obligations hereunder and/or under the Ancillary Agreements. Subject to the giving of the notice provided for in the immediately preceding sentence, (a) the non-fulfilment of any obligation (other than an obligation to pay money) by reason of Force Majeure shall not constitute a default hereunder or under any of the Ancillary Agreements and shall not give rise to damages or to any recourse in specific performance or of any other nature whatsoever, and (b) any time period provided for the performance of an obligation (other than an obligation to pay money) shall be postponed or extended for and by a duration equal to the period during which the event of Force Majeure shall continue to exist.

         10.04 Nature of Relationship. Nothing contained in this Agreement or any of the Ancillary Agreements shall be construed to constitute either party as anything other than independent contractors in the conduct of the activities contemplated in this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, neither party shall be deemed to be an agent, attorney-in-fact or general partner of the other.

         10.05 Third-Party Rights. Except as specifically set forth herein or therein, nothing in this Agreement or in the Ancillary Agreements shall (a) be deemed to create any right of any third party, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party, or (b) entitle any Person other than the parties hereto and their respective permitted successors to use or rely upon any representation, warranty, or covenant in this Agreement or the Ancillary Agreements or to assert or base any claim, cause of action, remedy or right of any kind under or on this Agreement or the Ancillary Agreements or any representation, warranty, or covenant contained herein or therein.

         10.06 Successors. This Agreement and the Ancillary Agreements shall be binding upon, and inure to the benefit of, the parties' respective permitted successors.

         10.07 Notices. Any notice, report or consent required or permitted by this Agreement or the Ancillary Agreements to be given or delivered shall be in writing and shall be deemed delivered if delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile, with confirmed answer back, as follows:

         If to Novelis:

               Novelis Valais SA
               Route des Laminoirs 15
               CH-3960 Sierre
               Attention:  General Manager

         With copies to:

               Novelis AG
               Feldeggstrasse 4
               CH-8008 Zurich
               Attention:  Legal Department

         If to AAV:

               Alcan Aluminium Valais SA
               CH-3960 Sierre
               Attention:  General Manager

         With copies to:

               Alcan Holdings Switzerland Ltd.
               Feldeggstrasse 4
               CH-8008 Zurich
               Attention:  Legal Department

         Any such notice, report or consent shall be effective upon delivery if delivered in person, or upon receipt if sent by telex, or on the third business day following mailing, if mailed.

         10.08 Governing Law. This Agreement and each of the Ancillary Agreements shall be governed by, and construed in accordance with, the internal laws and not the conflicts of law rules of Switzerland, without presumption or construction against the party preparing them.


         10.09 Severability. All provisions of this Agreement and the Ancillary Agreements shall be severable for purposes of enforcement. If any provision of this Agreement or the Ancillary Agreements is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof or thereof, then it is the intention of the parties hereto that the remainder of this Agreement and the Ancillary Agreements shall not be affected thereby, and it is also the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be added as part of this Agreement or the Ancillary Agreements, as the case may be, a provision which shall be as similar in terms of such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable, and that deals equitably with the intended benefits and obligations of the parties.

         10.10 Waiver. No failure or delay on the part of either party to enforce any provision of this Agreement or any Ancillary Agreement or to exercise any right granted to it hereby or thereby shall operate as a waiver thereof unless or until the right to enforce any such provision or to exercise any such right has been waived in writing. Any waiver of any provision hereof or thereof or right hereunder or thereunder shall be effective only in accordance with its terms and may be restricted in any way. No waiver of any provision hereof or thereof or any right hereunder or thereunder shall constitute a waiver of a continuance or reoccurrence of the failure to perform, except as provided in such waiver.

         10.11 Remedies. The rights and remedies of the parties under this Agreement and the Ancillary Agreements are cumulative and the exercise by a party of any of its rights or remedies under this Agreement shall not preclude or limit its rights or remedies under any one or more of the Ancillary Agreements (and vice versa); provided, however, that no party shall be entitled to recover duplicate damages or duplicate payment for the same Liability.

         10.12 Titles and Headings. The titles and headings of the various articles and sections of this Agreement and the Ancillary Agreements are for convenience of reference only, shall not be deemed to be a part hereof or thereof, and shall not affect the meaning or construction of any provision hereof or thereof.

         10.13 Counterparts; Facsimiles. This Agreement and the Ancillary Agreements may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute one and the same instrument. A facsimile copy of a signature hereto or to any of the Ancillary Agreements shall be fully effective as of the Effective Date as if it constituted an original signature hereto or thereto. Without limiting the effectiveness of the facsimile signatures, the parties agree to deliver or cause to be delivered to each other the original signatures hereto or thereto as soon as reasonably practicable following the Effective Date.

         10.14 Limitation of Liability. In no event shall either party (or its respective Affiliates) be liable to the other for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability, (including negligence) arising in any way out of this Agreement or any of the Ancillary Agreements, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party's indemnification obligations for Liabilities to Third-Party Claims.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        ALCAN ALUMINIUM VALAIS, S.A.


                                        By:
                                            ------------------------------------
                                                Michel Jacques


                                        By:
                                            ------------------------------------
                                                Urs Fischer


                                        NOVELIS VALAIS SA


                                        By:
                                            ------------------------------------
                                                Christopher Bark-Jones


                                        By:
                                            ------------------------------------
                                                Erwin Faust

                         LIST OF EXHIBITS AND SCHEDULES




Exhibit A      Access and Easement Agreement

Exhibit B      Equipment Lease Agreement

Exhibit C      Real Estate Lease Agreement

Exhibit D      Demerger Agreement

Exhibit E      Services Agreement

Exhibit F      Supply Agreement

Exhibit G      Tolling Agreement